ELECTRO SCIENTIFIC INDUSTRIES, INC.
STOCK APPRECIATION RIGHTS AGREEMENT
This STOCK APPRECIATION RIGHTS AGREEMENT dated as of May 12, 2011, is between Electro Scientific Industries, Inc., an Oregon corporation (the “Company”), and _______________________________ (the “Recipient”), pursuant and subject to the Company’s 2004 Stock Incentive Plan (the “Plan”). The Company and the Recipient agree as follows:
1.SAR Grant. The Company hereby grants to the Recipient on the terms and conditions of this Agreement ____________ stock appreciation rights (“SARs”). Upon exercise of a SAR in accordance with this Agreement, Recipient shall receive the number of shares of the Company’s Common Stock (“Common Stock”) equal to (i) the excess of the closing price of the Common Stock on the date of exercise (the “Market Price”) over $_____, (ii) multiplied by the number of SARs being surrendered, and (iii) dividing the result by the Market Price. No fractional shares shall be issued upon exercise of a SAR and in lieu thereof the Company will pay Recipient cash in an amount equal to the fraction. The terms and conditions of the SAR grant set forth in attached Exhibit A are incorporated into and made a part of this Agreement.

2.Grant Date. The Grant Date for this SAR is May 12, 2011. The SAR shall continue in effect until the date ten years after the Grant Date (the “Expiration Date”) unless earlier terminated as provided in Section 1.5 of Exhibit A or pursuant to the Plan.

3.Time of Exercise. Except as provided in Exhibit A or in the Plan, the SAR may be exercised from time to time in the following amounts:
_______ on May 12, 2012;
_______ on May 12, 2013;
_______ on May 12, 2014; and
_______ on May 12, 2015.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.
ELECTRO SCIENTIFIC INDUSTRIES, INC.                    RECIPIENT

By:
Name:
Title:                                        [Print Name]

[address]

EXHIBIT A
SAR TERMS AND CONDITIONS
2004 Stock Incentive Plan
Pursuant to the Company’s 2004 Stock Incentive Plan (the “2004 Plan”), the Board of Directors has voted in favor of granting to the Recipient stock settled stock appreciation rights to receive Common Stock of the Company (the “SAR”) in the amount determined pursuant to the attached Agreement.
1.The SAR is granted upon the following terms:
1.1Duration of SAR. Subject to reductions in the SAR period as hereinafter provided in the event of termination of employment or death of the Recipient, the SAR shall continue in effect for a period of 10 years from the Grant Date.
1.2    Time of Exercise. Except as provided in paragraphs 1.5 and 1.6 and the Plan (including Section 17 thereof), the SAR may be exercised as set forth in Section 3 of the Agreement.

1.3    Limitations on Rights to Exercise. Except as provided in paragraphs 1.5 and 1.6, the SAR may not be exercised unless at the time of such exercise the Recipient is employed by the Company or any parent or subsidiary of the Company and shall have been so employed continuously since the date such SAR was granted.

1.4    Nonassignability. The SAR is nonassignable and nontransferable by the Recipient except by will or by the laws of descent and distribution of the state or country of the Recipient’s domicile at the time of death, and is exercisable during the Recipient’s lifetime only by the Recipient.

1.5    Termination of Employment.

(a)Unless otherwise determined by the Board of Directors, if a Recipient’s employment or service with the Company terminates for any reason other than in the circumstances specified in subsection (b) or (c) below or Section 1.6, his or her SAR may be exercised at any time before the expiration date of the SAR or the expiration of three months after the date of termination, whichever is the shorter period, but only if and to the extent the Recipient was entitled to exercise the SAR at the date of termination.

(b)Unless otherwise determined by the Board of Directors, if a Recipient’s employment or service with the Company terminates because of total disability, his or her SAR may be exercised at any time before the expiration date of the SAR or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the Recipient was entitled to exercise the SAR at the date of termination. The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians approved by the Company, causes the Recipient to be unable to perform his or her duties as an employee, director, officer or consultant of the Company and unable to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred after both of the following have occurred:

(A)The two independent physicians have furnished their written opinion of total disability to the Company; and
(B)The Company has reached an opinion of total disability.

(c)Unless otherwise determined by the Board of Directors, if a Recipient dies while employed by or providing service to the Company, his or her SAR may be exercised at any time before the expiration date of the SAR or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the Recipient was entitled to exercise the SAR at the date of death and only by the person or persons to whom the Recipient’s rights under the SAR shall pass by the Recipient’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

(d)To the extent the SAR held by any deceased Recipient or by the Recipient whose employment is terminated shall not have been exercised within the limited periods provided above, all further rights to receive shares pursuant to the SAR shall cease and terminate at the expiration of such periods.

(e)Absence on leave approved by the Company or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of SARs shall continue during a medical, family, military or other leave of absence, whether paid or unpaid.

1.6    Double Trigger Acceleration on Change in Control.

(a)All of the SARs shall immediately vest if a Change in Control (as defined below) occurs and at any time after the Change in Control and on or before the first anniversary of the Change in Control, (i) the Recipient’s employment or service is terminated by the Company (or its successor) without Cause (as defined below), or (ii) the Recipient’s employment or service is terminated by the Recipient for Good Reason (as defined below).

(b)For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:

A.At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office;

B.Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the then outstanding Common Stock of the Company;

C.A consolidation, merger or plan of exchange involving the Company (“Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or

D.A sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

(c)For purposes of this Agreement, “Cause” shall mean (a) the willful and continued failure to perform substantially the Recipient’s reasonably assigned duties with the Company (or its successor) (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Recipient by the Company (or its successor) which specifically identifies the manner in which the Company (or its successor) believes that the Recipient has not substantially performed the Recipient’s duties, (b) the willful engagement in illegal conduct which is materially and demonstrably injurious to the Company (or its successor), or (c) the commission of an act by Recipient, or the failure of Recipient to act, which constitutes gross negligence or gross misconduct. No act, or failure to act, shall be considered “willful” if the Recipient reasonably believed that the action or omission was in, or not opposed to, the best interests of the Company (or its successor).
(d)For purposes of this Agreement, “Good Reason” shall mean:

A.the assignment of a different title, job or responsibilities that results in a decrease in the level of responsibility of the Recipient after the Change in Control when compared to the Recipient’s level of responsibility for the Company’s operations prior to the Change in Control; provided that Good Reason shall not exist if the Recipient continues to have the same or a greater general level of responsibility for Company operations after the Change in Control as the Recipient had prior to the Change in Control even if the Company operations are a subsidiary or division of the surviving company,

B.a reduction in the Recipient’s base pay as in effect immediately prior to the Change in Control,

C.a material reduction in total benefits available to the Recipient under cash incentive, stock incentive and other employee benefit plans after the Change in Control compared to the total package of such benefits as in effect prior to the Change in Control, or

D.the Recipient is required to be based more than 50 miles from where the Recipient’s office is located immediately prior to the Change in Control except for required travel on company business to an extent substantially consistent with the business travel obligations which the Recipient undertook on behalf of the Company prior to the Change in Control.

1.7    Method of Exercise. Shares may be acquired pursuant to the award only upon receipt by the Company of notice in writing from the Recipient of the Recipient’s intention to exercise, specifying the number of SARs as to which the Recipient desires to exercise the award and the date on which the Recipient desires to complete the transaction, which shall not be more than 30 days after receipt of the notice, and, unless in the opinion of counsel for the Company such a representation is not required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the Recipient’s present intention to acquire the shares for investment and not with a view to distribution. The Recipient shall have none of the rights of a shareholder until a certificate for shares is issued to the Recipient. No fractional shares shall be issued and in lieu thereof the Company shall pay Recipient cash equal to the value of such fractional share on the date of exercise. The Recipient may elect in the applicable notice of exercise to have the Company reduce the number of shares deliverable to the Recipient by an amount necessary to allow the Company to satisfy all applicable federal, state and local withholding tax requirements. If the Recipient does not so elect, the Recipient shall, upon notification of the amount due, if any, and prior to or concurrently with delivery of the certificates representing the shares with respect to which the SAR was exercised, pay to the Company amounts necessary to satisfy any applicable federal, state and local withholding tax requirements. If additional withholding becomes required beyond any amount deposited before delivery of the certificates, the Recipient shall pay such amount to the Company on demand.

1.8    Changes in Capital Structure. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or another corporation, by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Board of Directors in the number of SARs subject to this Agreement and/or the amount payable on exercise of the SARs. Any such adjustment made by the Board of Directors shall be conclusive.

2.The obligations of the Company under this Agreement are subject to the approval of such state or federal authorities or agencies, if any, as may have jurisdiction in the matter. The Company will use its best efforts to take such steps as may be required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the issuance or sale of any shares acquired upon the exercise of the SAR.

3.Nothing in the 2004 Plan or this Agreement shall confer upon the Recipient any right to be continued in the employment of the Company or any subsidiary of the Company, or to interfere in any way with the right of the Company or any subsidiary by whom the Recipient is employed to terminate the Recipient’s employment at any time, with or without cause.

4.This Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company but except as hereinabove provided the SAR herein granted shall not be assigned or otherwise disposed of by the Recipient.